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                                                                   EXHIBIT 10.39
                             TRACER VAR AGREEMENT

THIS AGREEMENT, made this 13th day of May, 1994, by and between Tracer Research,
                          ----        ---    --
Inc., a Massachusetts corporation having a principal place of business at 4 Bellows Road, Westborough, MA 01581 (hereinafter called "Tracer") and Evcor
                                                                      -----
Automated Logistics Corp., a business entity organized under the laws of the
-------------------------
State of California, with a principal place of business at 1193 Oddstad, Redwood
                                                           ---------------------
City, CA 94043 (hereinafter called "VAR"),
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In consideration of the mutual covenants herein contained, it is agreed that the purpose of this Agreement is to set forth the terms and conditions under which Tracer authorizes VAR to distribute Tracer application software, documentation, services, and related programs (hereinafter called "Tracer Software") described on Schedule 1. Tracer and VAR agree that throughout the term of this Agreement and in the interpretation of this Agreement, they will act in a fair, equitable, and ethical manner to each other as well as to the end-user of Tracer Software (hereinafter called "End User").


1 APPOINTMENT AND DISTRIBUTION RIGHTS. Tracer hereby authorizes VAR on a nontransferable basis to market and distribute Tracer Software, including any amendments, updates, enhancements, modifications, or improvements that may be developed by or on behalf of Tracer from time to time within the geographic territory and upon certain other terms described on Schedule 1 wherein VAR is capable of marketing, installing, and supporting Tracer Software subject to the terms and conditions of this Agreement, the terms of the VAR marketing program as they are made known to VAR by Tracer from time to time, and the terms and conditions of the Tracer Software License Agreement with which VAR agrees to comply. Such authorization may be suspended by Tracer during any period in which VAR is 90 days past due on any amounts owing to Tracer which amounts are not in dispute or if there is reason to believe VAR has materially breached VAR's confidentiality obligation.

Tracer and VAR agree that the VAR's ability to successfully market, properly install, and competently support Tracer Software is a primary basis for the entry of this Agreement VAR shall maintain adequate sales and support facilities, maintain adequate inventories and ensure that its employees receive proper sales, installation, and support training. Tracer agrees to provide timely training to VAR and its employees.

Tracer and VAR shall mutually establish fair and equitable standards of performance (described on Schedule 1 ). Such standards shall reflect the actual development and sale of Tracer's products, the sales potential of the designated territory, existence of other Tracer VARs in the VAR's market, local economic climate, and the special circumstances of the VAR including, but not limited to, VAR's sales performance, technical competence, product exclusivity, support requirements, and payment history. Tracer and VAR may mutually revise such standards annually or as conditions may require.

Except as otherwise provided on Schedule 1, this Agreement shall not impair VAR's rights at all times to use or distribute without obligation to Tracer similar ideas or programs which have been individually submitted by others to VAR, provided that they do not infringe upon any copyright, trade secrets, trademark, or other intellectual property rights held by Tracer. Except as otherwise agreed in Schedule 1, VAR may procure, market, and distribute products and services at any time which may be competitive with Tracer or Tracer Software. VAR shall not directly develop programs or services which are competitive with Tracer or Tracer Software. Development of such programs or services by VAR shall constitute a material breach of this agreement. Development of procedures within the Tracer Software utilities (including, but not limited to, "Overdrive") shall not be considered competitive for the purposes of this section.

Except as otherwise provided on Schedule 1, this Agreement shall not impair Tracer's rights at all times to authorize other resellers to use, market, and distribute Tracer products and services within VAR's assigned territory that may be competitive, with VAR.

2 TRACER SOFTWARE LICENSE AGREEMENT. VAR shall deliver to each End User the Tracer Software License Agreement accompanying the Tracer Software purchased by VAR.

3 PURCHASE OF TRACER SOFTWARE. Terms of purchase shall be determined between Tracer and VAR and contained on Schedule 1 of this Agreement Tracer reserves the right to revise the purchase terms should VAR fail to meet the performance standards contained on Schedule 1 of this agreement In the event of any price reduction, Tracer agrees to credit VAR with the difference between the new reduced price and the old price for all items ordered but not yet shipped on the date of the price reduction. In the event of a price increase, Tracer will honor and fill all existing orders presented by VAR, whether or not shipped prior to the date of said price increase. Tracer will give VAR at least 15 days notice prior to effective date of price increase.

VAR shall supply Tracer with the identity (name and address) of each End User. Tracer shall maintain the confidentiality of such information in accordance with the terms of this Agreement Tracer agrees that it will not disclose or solicit End Users disclosed to it by VAR pursuant to this Agreement and that as between the parties, all such End Users shall remain the customers of VAR for rate changes and for all other purposes. Tracer reserves the right to modify and/or discontinue Tracer Software at any time, subject to the terms of the Source Code Escrow provision.

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April 14, 1994                                                            Page 1
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4  PROPRIETARY RIGHTS.  During the term of this Agreement, VAR may represent itself as an authorized value-added reseller of Tracer Software subject to such guidelines as Tracer may issue from time to time. VAR shall not represent that VAR's value added products, procedures, and/or services are approved, certified, or endorsed by Tracer in any way.

Tracer hereby grants VAR a non-exclusive, irrevocable right to use Tracer trademarks to market Tracer Software in accordance with the terms of this Agreement. VAR shall not do anything inconsistent with Tracer's ownership of its trademarks nor use such trademarks in a disparaging or misleading manner, VAR agrees to comply with Tracer's policies regarding use of Tracer trademarks, as they are made known to VAR from time to time.

Tracer retains full title to and ownership in the Tracer Software, including any special or custom program modification or enhancements made by Tracer at the request of VAR. The resale of Tracer Software is a license and not a resale of the original software or source code. Tracer Software is copyrighted and all rights are reserved by Tracer. Nothing done pursuant to this Agreement shall transfer to VAR title to any intellectual property rights (including, without limitation, any trademark or copyright) in or to Tracer Software or any other software application, or any associated documentation, brochures, or training materials provided to VAR by Tracer. Any and all such title and rights shall, at all times, remain in Tracer. VAR shall not manufacture, duplicate, translate, reverse engineer or decompile Tracer Software or information relating thereto.

Tracer Software includes utilities that enable VAR to develop non-standard procedures (hereinafter called "Value-added Procedures") for the purposes of enhancing or modifying the basic functionality of standard Tracer Software. VAR has the right to develop, in its own discretion and at its own risk, such Value-added Procedures for its own purposes and uses or for use by End Users.

VAR may seek intellectual property right protection for Value-added Procedures that VAR may create from time to time, including rights available under applicable patent, copyright, and trade secret laws. Value-added Procedures developed collaboratively by Tracer and VAR shall be available for general distribution to third parties by Tracer without obligation to VAR, unless otherwise specifically agreed upon in writing or in accordance with the terms of a Tracer Co-marketing Agreement.

Tracer may provide copies of Tracer Software and promotional material for use by VAR's sales and support staff at VAR's expense. Such use shall be to carry out the sales and support activities required hereunder subject to Tracer' standard terms and conditions governing the use of the software. Upon termination of this Agreement, VAR shall return all such material or may purchase the right to continued use of the Tracer Software at the then-current End User license fee.

5 SUPPORT. VAR shall, at a minimum, make installation services for Tracer Products available to End Users. Within one hundred twenty (120) days of the Effective Date, VAR must certify through Tracer at least one (I) VAR employee as a Tracer Software technician and, in any event, shall maintain at least one (I) certified Tracer Software technician at each VAR sales office. Tracer or its designee shall offer, at VAR's reasonable expense, periodic seminars and/or training classes in order for VAR personnel to obtain and maintain the expertise required to maintain such certification. Tracer shall offer telephone technical and engineering support to VAR personnel on matters such as program functionality, value-added capability, and troubleshooting of systems problems.

6 MAINTENANCE. Depending upon the particular product configuration and availability from Tracer, VAR may offer End Users the option of purchasing maintenance for Tracer Software from VAR on an annual basis ("Maintenance") or purchasing upgrades to Tracer Software as they become available from time to time. VAR may purchase such offerings from Tracer according to terms agreed upon by Tracer and VAR.

6 VAR RESPONSIBILITIES. VAR shall be solely responsible for its activities, products and services relating to or provided with Tracer Software. VAR shall be solely responsible for evaluating End User applications and requirements and for determining the fitness, applicability, and suitability of using Tracer Software to achieve the End User's purposes. VAR shall not make any representations or statements regarding Tracer Software other than those contained in Tracer's sales literature and advertising copy. VAR hereby agrees to indemnify and hold Tracer harmless from any claims, liabilities, damage, or judgments, or settlements, including all reasonable costs and expenses related thereto including attorneys' fees, arising out of the negligence, act or omission of VAR , including any faulty Value-added Procedures created by VAR, or for breach of any obligation under this Agreement, excluding claims relating to the negligent acts or omissions of Tracer or its employees. The foregoing indemnification obligation shall survive the termination of this Agreement.

In the event Tracer provides VAR with product literature, demonstration and evaluation copies or other merchandising material VAR: (i) shall assure that such material is used exclusively for the purpose of promoting sales of Tracer Software, (ii) shall be responsible for the proper handling and satisfaction of such merchandising material, (iii) shall promptly return (at VAR's expense) all such merchandising material to Tracer upon the termination of this Agreement, and (iv) shall not disclose or transfer such material to unauthorized persons. VAR shall destroy outdated or superseded material promptly upon receipt of new or replacement promotional material from Tracer.

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April 14, 1994                                                            Page 2
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8  TERM/TERMINATION.  This Agreement shall not be effective until executed by
Tracer. Neither the submission of this Agreement by VAR to Tracer, nor receipt by VAR of any Tracer Software product from Tracer, shall constitute acceptance by Tracer of this Agreement Except as otherwise provided in Schedule 1, this Agreement shall have an initial term of one (1) year and shall thereafter automatically renew for successive one year terms unless terminated as forth below. Tracer may terminate this Agreement under any of the following circumstances:

          a) VAR shall be adjudicated a bankrupt, become insolvent, or a receiver whether permanent or temporary for all or substantially all of VAR's property shall be appointed by any court or VAR shall make a general assignment for the benefit of creditors or a voluntary or involuntary petition under any bankruptcy law shall be filed with respect to VAR and shall not be dismissed within ninety (90) days thereafter.

          b) VAR defaults in the performance of any material provision of this Agreement and such default shall not be remedied within thirty (30) days after written notice to VAR Provided, however, that VAR shall not be in default if such cure cannot be effected within thirty (30) days so long as VAR promises such cure diligently after notice by Tracer.

          c) VAR fails to pay any undisputed account for more than (120) days. Tracer will provide VAR with notice of past due or disputed accounts on a monthly account statement.

In the event of termination of this Agreement, VAR shall discontinue use of any Tracer Products provided for VAR's use hereunder and return or destroy all copies of Tracer Products, unless paid for in accordance with paragraph 4. In the event this Agreement is terminated by Tracer, other than as a result of VAR's breach, VAR may continue to distribute Tracer Products for up to sixty
(60) days following notice of termination subject to the terms of this Agreement Tracer agrees that following the termination of this Agreement it will continue to sell VAR program updates, rate changes, and reference manuals for the benefit of existing End Users at the then current VAR prices.

9 CONFIDENTIALITY. Tracer and VAR acknowledge that in the course of dealings between the parties, each party will acquire information about the other party, its business activities and operations, its technical information and trade secrets, of a highly confidential and proprietary nature. Such confidential information includes matters not generally known outside of such party, such as technical, sales, pricing, or marketing information which such party considers to be trade secrets (information and methods giving such party a commercial and competitive advantage), developments relating to existing and future products, services marketed or used by such party, data relating to the general business operations of such party ( e.g., concerning pricing, customer lists, marketing methods, etc. ). It is expressly understood and agreed that the identities of End Users disclosed to Tracer by VAR constitutes a trade secret of VAR and are not to be disclosed by Tracer to any third party and Tracer further agrees that it shall not solicit such End Users for the sale or license of any Tracer products without the prior written consent of VAR.

Each party shall hold such information in strict confidence and shall not reveal the same except in furtherance of the purposes of this Agreement, during the ten_ of this Agreement, and for a period of ten (10) years from the termination of this Agreement. The confidential information of each party shall be safeguarded by the other to the same extent that it safeguards its own confidential methods or data relating to its own business. The foregoing confidentiality obligation shall survive the termination of this Agreement.

10 EMPLOYMENT SOLICITATION. VAR agrees that during the term of this Agreement. VAR shall not solicit or in any manner encourage employees of Tracer to leave their employment Tracer agrees that during the term of this Agreement. Tracer shall not solicit or in any manner encourage employees of VARs to leave their employment.

11 WARRANTIES. For a period of ninety (90) days following installation of any Tracer Software by VAR. Tracer warrants to VAR that the media, documentation and packaging shall not contain any physical defects in workmanship or materials. During the warranty period Tracer shall at its option and expense, repair or replace any defective Tracer Software product or refund to VAR any amount paid therefor. The foregoing remedies constitute VAR's sole and exclusive remedies for breach of warranty. This warranty is made to VAR separate and apart from any warranty Tracer makes to an End User in the Tracer Software Agreement.

EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 11, TRACER SOFTWARE IS PROVIDED AS IS" AND TRACER MAKES NO WARRANTIES, GUARANTEES OR REPRESENTATIONS OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE BY RESELLING TRACER SOFTWARE, VAR ACKNOWLEDGES THAT VAR ASSUMES FULL RESPONSIBILITY FOR THE SELECTION, CONFIGURATION, AND USE OF TRACER SOFTWARE TO ACHIEVE THE VAR'S INTENDED PURPOSES, THAT VAR HAS RECEIVED PROPER TRAINING, AND FOR VERIFYING THE RESULTS OBTAINED FROM THE USE OF TRACER SOFTWARE.

Notwithstanding the foregoing, from time to time it may become necessary for Tracer to participate in the development of Value-added Procedures and to "certify" and warrant that the final product will be fit for its intended purpose. To obtain Tracer "certification" of Value- added Procedures, the following steps must be followed:

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April 14, 1994                                                            Page 3
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          a)  VAR must submit a formal request for quotation (RFQ) in writing and specify a requirement for `Tracer Value-added Procedure Certification' VAR must attach sufficient samples, data, and specifications for a Tracer Application Specialist to properly evaluate the End-user requirement VAR must also provide authorization for Tracer personnel to contact the End-user directly.

          b) Upon receipt of the RFQ, Tracer will make an initial evaluation and will provide VAR with an estimated price for time, materials, and expenses. Tracer will estimate time for completion and delivery.

          c) Prior to any initiating programming, testing, or further specification development. Tracer will require a formal purchase order from VAR and a deposit when indicated.

          d) Upon the receipt of a formal purchase order, Tracer will assign an Application Specialist to assist the VAR in the development of the Value-added Procedure.

          e) Tracer will require End-user approval in writing at each phase of Value-added Procedure development including final specifications, on-site testing, and final acceptance.

When the Value-added Procedure has been accepted by the End-user, Tracer will certify that the final product will perform the functions as specified and that Tracer shall remain liable for any damages sustained by VAR if the final product manufactured or developed by Tracer based upon configurations and other data submitted by VAR and approved by Tracer is not merchantable or fit for its intended purpose (as disclosed by VAR and/or End-user to Tracer) and as a result the End User asserts a claim against VAR.

12. INDEMNIFICATION. Tracer hereby agrees to indemnify and hold VAR harmless from any claims, liabilities, damage, or judgments, or settlements, including all reasonable costs and expenses related thereto including attorneys' fees, arising out of the negligence, act or omission of Tracer including any faulty software or core product or rate information supplied by Tracer or for the breach of any obligation under this Agreement, excluding claims relating to the negligent acts or omissions of VAR or its employees.

Tracer hereby agrees to indemnify, defend, and hold VAR harmless from any claims, demands, liabilities, losses, damages or judgments awarded by a court of final jurisdiction, or settlements, including all reasonable costs and expenses related thereto including attorneys' fees, directly or indirectly arising out of claims by third parties that Tracer Software infringes any United States copyright, patent, trade secret, or other intellectual property right provided that:

          a) Tracer Software is used in accordance with the documentation and specifications provided by Tracer, and

          b)  VAR has adhered to its obligations under this Agreement,

          c) VAR promptly notifies Tracer in writing of any such claim, suit or proceeding, permits Tracer to control the defense or settlement thereof and cooperates in the defense or settlement thereof. VAR shall have the option to be represented by counsel at its own expense.

Following notice of a claim or a threat of an actual suit, VAR shall discontinue distribution of any product that is the subject of a claim of infringement and Tracer shall have the right to demand the return from VAR of any inventory of Tracer Software that is the subject of a claim of infringement and to credit VAR the net amount plus any freight paid therefore. Tracer shall thereafter make best efforts to provide VAR with a non-infringing version of the Tracer Software. Tracer shall have no obligation under this section with respect to any claim of infringement of proprietary rights based upon any modification or enhancement of Tracer Software made by VAR (including Value-added Procedures), or the combination, operation or use of Tracer Software with materials not supplied by Tracer if such infringement would not have occurred without such modification, combination, operation or use. In no event shall Tracer's total liability under that terms of this indemnification provision exceed the discounted price paid by VAR to Tracer for such defective product. The foregoing indemnifications shall survive the termination of this Agreement.

13   LIMITATION OF LIABILITY.  EXCEPT AS OTHERWISE PROVIDED IN THE
INDEMNIFICATION PROVISIONS OF THIS AGREEMENT, IN NO EVENT SHALL TRACER BE LIABLE TO VAR OR, INSOFAR AS THE END USER AGREEMENT SO PROVIDES, ANY END USER, FOR INDIRECT, SPECIAL, INCIDENTAL, TORT, CONSEQUENTIAL OR COVER DAMAGES, INCLUDING (WITHOUT LIMITATION) LOST PROFITS OR LOSS OF GOODWILl, COSTS OF DELAY, ANY FAILURE OF DELIVERY, COSTS OF LOST OR DAMAGED DATA OR DOCUMENTATION, OR LIABILITIES TO THIRD PARTIES ARISING FROM ANY SOURCE, WHETHER OR NOT TRACER, VAR, OR END USER HAS BEEN ADVISED OR IS AWARE OF THE POSSIBILITY OF SUCH DAMAGES. IN THE EVENT THAT, NOTWITHSTANDING THE TERMS OF THIS SECTION. TRACER IS FOUND LIABLE FOR DAMAGES BASED ON ANY DEFECT OR NONCONFORMITY IN THE PRODUCTS, ITS TOTAL LIABILITY FOR EACH DEFECTIVE PRODUCT SHALL NOT EXCEED THE DISCOUNTED PRICE PAID BY VAR TO TRACER FOR SUCH DEFECTIVE PRODUCT.

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April 14, 1994                                                            Page 4
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14.  SOURCE CODE ESCROW.  Upon the request of VAR, Tracer agrees to deposit the source code for certain designated products in an escrow account giving VAR the limited right to withdraw the code upon the occurrence of certain events. The form of the Escrow Agreement shall be approved by Tracer and VAR.

15. ARBITRATION. Upon the occurrence of a dispute between Tracer and VAR, the Chairman of the National Office Machine Dealers Association's (NOMDA) shall first attempt to resolve the dispute through the cooperation of Tracer and VAR. If the Chairman is unable to resolve the dispute within sixty (60) days, then the Appeal Board shall be composed of one arbitrator chosen in accord with the rules of the American Arbitration Association. Notice of the hearing is to be given to the parties hereto in writing by certified mail, return receipt requested, addressed to said parties at the addresses herein set forth. All arbitration ____ shall be conducted in accordance with the rules of the American Arbitration Association at the Branch of the American Arbitration Association closest to the VAR. During the pendancy of the Appeal Board hearing between the parties hereto, Tracer agrees not to appoint another VAR within VAR's geographical area of responsibility, or to interrupt the delivery of Tracer's product, supplies, parts, or reference materials to VAR. The decision of the arbitrator shall be final and binding and judgment thereon may be entered by a court of competent jurisdiction. If, however, a party seeks equitable relief relating to intellectual property, including but not limited to the alleged disclosure of trade secrets or confidential information, such proceeding may be filed in courts of proper jurisdiction rather than being submitted to arbitration.

16 GENERAL PROVISIONS. Neither this Agreement nor any interest herein may be assigned, in whole or in part, by either party hereto without the prior written consent of the other party, except that Tracer may assign this Agreement to a successor to all or substantially all of its business without VAR's consent, and Tracer may, without the permission of VAR, assign this Agreement in whole or in part to any entity which it, directly or indirectly, controls, is controlled by or is under common control with.

The parties hereto are independent business entities and neither party shall have the right to bind the other to any agreement with a third party nor to represent itself as an agent, partner or joint venture of the other or to incur any obligation or liability on behalf of the other party. Each party shall be responsible for the acts, negligence and omissions of its employees, agents, representatives and subcontractors. If any provision of this Agreement is held to be contrary to law or public policy or otherwise unenforceable, the remaining provisions shall remain in full force and effect, and the invalid provision shall remain in force as reformed.

In addition to the provisions that by their terms survive, the provisions of Sections 9, 10, 11, 12, 13, and all indemnification provisions shall survive their termination or expiration of this Agreement. All notices provided for in this Agreement shall be given in writing and shall be effective when either served by personal delivery or upon receipt via mail, return receipt requested, postage prepaid, at the addresses listed on the first page of this Agreement.

Except as explicitly provided herein, this Agreement constitutes the entire understanding of the parties with respect to its subject matter. Upon acceptance of this Agreement. Any prior agreements, written or oral, between the parties regarding the resale of Tracer Software shall terminate. This Agreement shall not be modified except by a written instrument, signed on behalf of each party. No term of this Agreement shall be deemed waived and no breach consented to or excused, unless done so in a written instrument signed by the party claimed to have waived or consented. Any consent, waiver or excuse of a breach shall not constitute a consent to waiver of or excuse of any other different or subsequent breach whether or not of the same kind as the original breach.

This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts, excluding its conflicts of law rules.

VAR:                                   TRACER RESEARCH, INC.

                                       By:  Robert L. Mallory
/s/ Paul Goldman
-------------------------------        Title: Director of Marketing
By:  Paul Goldman
Title:  Pres                           Date: 6/6/94

Date: 5-13-94


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April 14, 1994                                                            Page 5